Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated March 9, 2017 relating to the financial statements of Check-Cap Ltd. (the "Company") appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2016.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
June 28, 2017